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PREFERRED NETWORKS, INC.                                              EXHIBIT 21


SUBSIDIARIES

PNI Systems, LLC

PNI Spectrum, LLC

PNI Georgia, Inc.

ECC Acquisition Corporation

Mercury Paging & Communications, Inc.

HTB Communications Inc.

M.P.C. Distributors Inc.

Custom Page, Inc.